EXHIBIT B

March 27, 2003

AHL Services, Inc.

1000 Wilson Boulevard

Arlington, Virginia 22209

Ladies and Gentlemen:

In connection with the proposed merger (the “Merger”) by and between Huevos Holdings, Inc. (the “Purchaser”) and AHL Services, Inc. (the “Company”) and subject to the terms and conditions set forth below and in the Summary of Terms attached hereto (the “Term Sheet”), CGW Southeast Partners IV, L.P. is pleased to confirm its commitment (the “Commitment”) to make the Investment (as defined in the Term Sheet) in the Company and to exchange the promissory notes purchased by CGW from Securicor plc in the aggregate principal amount of $13 million for 10 million shares of Series A Preferred Stock of the Company having rights and preferences substantially as set forth in the Amended and Restated Articles of Incorporation of the Company filed in connection with the Merger (the “Securicor Notes Exchange”). CGW’s obligation to make the Investment and the Securicor Notes Exchange pursuant to the Commitment is subject to (i) completion of definitive documentation for the Investment in form and substance satisfactory to CGW, (ii) completion of all documentation relating to the Merger in form and substance satisfactory to CGW, and (iii) the satisfaction of all other conditions described herein, in the Term Sheet and in such definitive documentation. The Company hereby represents and warrants that (i) all information, which has been or is hereafter made available to CGW or the Purchaser by the Company or any of their respective representatives in connection with the transactions contemplated hereby (“Information”) is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact. The Company agrees to furnish CGW and the Purchaser with such additional Information as CGW and the Purchaser may reasonably request and to supplement the Information from time to time until the Closing Date (as defined in the Term Sheet) so that the representation and warranty in the preceding sentence is correct on such date.

The Company agrees to reimburse CGW and its affiliates from time to time on demand for all of their reasonable fees and out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the transactions described herein. The Company also agrees to indemnify and hold harmless CGW and its affiliates and their respective, directors, officers, partners, investors, employees

AHL Services, Inc.

March 27, 2003

and agents (collectively, the “Indemnified Parties”) from and against any and all actions, suits, losses, claims, damages and liabilities of any kind or nature, joint or several, to third parties of any kind or nature, joint or several, to which such Indemnified Parties may become subject, related to or arising out of any of the transactions contemplated herein, including without limitation the execution of definitive documentation and the closing of the Investment and the closing of the other Transactions (as defined in the Term Sheet), and will reimburse the Indemnified Parties for all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and expenses) on demand as they are incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom; provided, however, that no Indemnified Party shall have any right to indemnification for any of the foregoing to the extent determined by a court of competent jurisdiction to have resulted from its own gross negligence, unlawful or willful misconduct. The provisions of this paragraph shall survive completion of the Transactions and any termination of this Commitment Letter (as defined in the Term Sheet).

This Commitment Letter is addressed solely to the Company and is not intended to confer any obligations to or benefits upon any third party, and neither CGW, on the one hand, nor the Company, on the other hand, shall be liable to the other or any other person for any consequential damages that may be alleged as a result of this Commitment Letter or any of the transactions referred to herein. In the event that the closing of the Investment fails to occur for any reason, the provisions of this paragraph shall survive any termination of this Commitment Letter.

Until such time as the Company has accepted this Commitment Letter in writing as provided below, the Company shall not be authorized to show or circulate this Commitment Letter or the Term Sheet, or disclose the contents thereof, to any other person or entity (other than to its directors, officers and legal and financial counsel; provided that (i) each of such persons shall agree to be bound by the confidentiality provisions hereof and any other confidentiality agreement between CGW and the Company and (ii) the Company shall be liable for any breach of such confidentiality provisions by any such person), except as may be required by law or applicable judicial process.

This Commitment Letter shall be governed by and construed in accordance with the laws of the State of Georgia and constitute the entire agreement between the parties relating to the subject matter hereof and thereof and supersede any previous agreement, written or oral, between the parties with respect to the subject matter hereof and thereof. This Commitment Letter shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties hereto, but shall not be assigned in whole or in part by the Company without the prior written consent of CGW. This Commitment Letter may not be amended, assigned or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.

AHL Services, Inc.

March 27, 2003

The Commitment shall terminate at 5:00 p.m. on March 31, 2003, unless this Commitment Letter is accepted by the Company in writing prior to such time and, if accepted prior to such time, shall expire at the earlier of (i) consummation of the Merger, (ii) termination of the definitive documentation with respect to the Merger or the Merger Agreement (as defined in the Term Sheet), and (iii) 5:00 p.m. on August 29, 2003, if the closing of the Merger and the Financings (as defined in the Term Sheet and the Merger Agreement, respectively) shall not have occurred by such time.

If you are in agreement with the foregoing, please sign the enclosed copy of this Commitment Letter and return it to CGW by no later than 5:00 p.m. on March 31, 2003.

Sincerely,

CONFIDENTIAL

Summary of Terms

Capitalized terms used but not defined herein have the meanings given them in the Agreement and Plan of Merger (the “Merger Agreement”) dated as of March, 2003, by and among Huevos Holdings, Inc., AHL Services, Inc. (the “Company”), Frank A. Argenbright, Jr., A. Clayton Perfall and Caledonia Investments PLC.

Company: AHL Services, Inc., a Georgia corporation (the “Company”).

Investment: Subordinated Debt (the “Debt Investment”) of the Company (a portion of which may be Subordinated Debt of a subsidiary of the Company, at CGW’s sole discretion) or Series B Participating Preferred Stock, or a combination of the two (collectively, the “Investment”) in the lesser of (a) $26.1 million or (b) the difference between (i) the cash amount necessary to satisfy (W) the indebtedness and other obligations to the Senior Lenders under the Credit Agreement in accordance with the Agreement dated as of February 25, 2003, among the Senior Lenders and CGW, plus (X) the indebtedness to Frank A. Argenbright under the Promissory Note for Five Million Dollars issued on April 12, 2002, plus (Y) the aggregate amount necessary to pay additional fees and expenses incurred in connection with the Merger, to the extent funds are not otherwise available (collectively, the “Payoff Amount”) and (ii) the amount provided to the Company under the Financing (other than the Investment) to pay the Payoff Amount.

Use of Proceeds: The proceeds of the Investment shall be used solely to pay a portion of the Payoff

Amount.

Subordination/Guarantees: All obligations of the Company or any subsidiary of the Company under any Debt Investment will be subordinated to all other debt for money borrowed (including the Financing) but otherwise unconditionally guaranteed by each existing and subsequently acquired or organized domestic subsidiary of the Company.

Conversion Feature: CGW shall have the option to convert all or part of the amount owed under the

Debt Investment into Series B Participating Preferred Stock of the Company, convertible at a ratio of

1 share of Series B Participating Preferred Stock of the Company for every One Dollar owed by the Company to CGW. Any interest due on the Debt Investment will be paid in cash.

Conditions Precedent

to Closing: The closing and funding of the Investment will be subject to the negotiation, execution and delivery of definitive documentation (including issuance of legal opinions) reasonably satisfactory to

CGW and to other conditions customary for investments of this nature, including but not limited to each of the following:

1.         All consents and approvals of the boards of directors, shareholders and other applicable third parties necessary in connection with the Merger, the Financing and the Investment (the “Transactions”) shall have been obtained;

2.         All conditions precedent contained in Article 10 of the Merger Agreement and/or with respect to the Financing (other than the Investment) have been satisfied or validly waived in writing;

3.        Funding of the Financing (other than the Investment) has occurred or will occur simultaneously with the funding of the Investment;

4.        All documentation related to the Merger and the Financing shall be satisfactory to CGW in its sole discretion and no default or termination shall have occurred under the Merger

Agreement; and

5.        CGW shall have received such definitive documentation as it may reasonably request with respect to the Investment, in form and substance satisfactory to it.

Representations and

Warranties; Covenants;

Events of Default: The definitive documentation with respect to the Investment will contain representations and warranties, covenants, and events of default consistent with those customarily found in similar Investments and such additional representations and warranties, covenants and events of default as may be deemed appropriate by CGW.

Expenses: The Company will pay all reasonable out-of-pocket costs and expenses of CGW

(including the reasonable fees and disbursements of counsel) in connection with the preparation,

execution and delivery of the definitive documentation for the Investment.

Governing Law: Georgia.

Miscellaneous: Customary provisions regarding consent to jurisdiction, waiver of jury trial,

service of process, and other miscellaneous matters.

This Summary of Terms is intended as a summary only and does not reference all of the terms, conditions, representations, warranties, covenants and other provisions which will be contained in the definitive documentation for the Investment and the transactions contemplated thereby.

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